Exhibit 99.1

Ener-Core Receives $1.1 Million from the Dresser-Rand Business

Substantial Progress Achieved on Integration Testing of 2 MW Power Oxidizer System with KG2 Gas Turbine

IRVINE, Calif. – September 26, 2016 - Ener-Core, Inc. (OTCQB: ENCR), a developer of innovative gas conversion technologies for global commercial and industrial facilities, and the Dresser-Rand business, part of Siemens Power and Gas Division, have achieved substantial integration of Ener-Core’s 2 megawatt Power Oxidizer with the Dresser-Rand KG2 gas turbine. As a result, the Dresser-Rand business has released its previously agreed $1.1 million escrow payment to Ener-Core.

The integrated product resulting from this effort will enable the Dresser-Rand business, as a licensor of Ener-Core’s technology, to provide customers from a wide range of industries with a first-of-kind solution that can reduce air pollution by enabling industrial sites to convert their low-quality waste gases directly into useful clean power, heat and steam.

The Ener-Core Power Oxidizer replaces traditional combustion chambers within gas turbines, and represents a significant new component within the integrated KG2 gas turbine. The Dresser-Rand business and Ener-Core engineering teams have worked collaboratively on this effort for 18 months and are nearing completion of an extensive testing regime that covers component-specific testing as well as a full integration test.

The Power Oxidizer and all other system components from the KG2 gas turbine have surpassed some of the most challenging integration hurdles. The test system has performed very close to the required system specifications; the engineering teams from both companies have identified a few additional integration tasks that are expected to further improve the overall system performance. These remaining integration tasks are typical within the final testing phase of this sort of technology integration project and the teams expect to implement these remaining improvements before the end of the calendar year.

As a result of this significant progress, the Dresser-Rand business has approved the release of $1.1 million from a joint escrow account to Ener-Core, for the completion of the integration tasks and commissioning of two units later this year at the site of the Dresser-Rand business’ first customer for this technology and integrated product offering.

Paulo Ruiz, Vice President of Commercialization for the Dresser-Rand business said: “We congratulate our joint engineering teams for the progress made over the last 18 months and are confident that they will implement the system advancements allowing the Dresser-Rand business the ability to bring this innovative technology to market for its clients. We are also energized by the high level of commercial momentum that our global sales teams have achieved with this new product offering, and look forward to begin securing additional sales orders for this innovative solution across a wide range of industries.”

Alain Castro, CEO of Ener-Core commented: “We would like to take this opportunity to applaud our engineering teams as well as the Dresser-Rand business’ engineering teams in the U.S. and Europe. The scale up of Ener-Core’s technology from 250kW to a 2 MW capacity has gone well, and is a testament to the quality of engineering talent on our team. The integration of our Power Oxidizer technology into a complex engineering product such as a gas turbine has been equally crucial, and is the result of the effective teamwork of a wide range of engineers from both of our companies working as one team across multiple countries over the last 18 months. We look forward to the official Full-Scale Acceptance Test completion expected in October after minor integration tasks to improve the overall performance of the integrated system.”

About Ener-Core

Irvine, California-based Ener-Core, Inc. (OTCQB: ENCR) designs, manufactures and has commercially deployed unique systems that generate base load, clean power from polluting waste gases including methane. Ener-Core's patented Power Oxidizer turns one of the most potent pollution sources into a profitable, "always on" source of clean energy. Ener-Core's technology offers an alternative to the flaring (burning) of gaseous pollution while generating operating efficiencies and reducing the costs of compliance with environmental regulations. Ener-Core offers the 250kW Ener-Core EC250 and the larger, 2MW Ener-Core Powerstation KG2-3GEF/PO. For more information, please visit www.ener-core.com.

About the Dresser-Rand Business

The Dresser-Rand business, part of Siemens Power and Gas (PG), is a leading supplier of mission-critical, high-speed rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. As part of the global Siemens family, the Dresser-Rand business offers an equipment portfolio that includes turbo and reciprocating compressors; steam turbines; industrial and aero-derivative gas turbines; high-speed engines; and modular power substations. With the world's largest installed base, one of the world's largest technical support and service center networks, and a presence in more than 150 countries worldwide, the Dresser-Rand business delivers local solutions and services on a global scale. For more information, please visit www.dresser-rand.com.

Cautionary Statement Regarding Forward-Looking Statements

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Information provided by Ener-Core, Inc., such as online or printed documents, publications or information available via its website may contain forward-looking statements that involve risks, uncertainties, assumptions, and other factors, which, if they do not materialize or prove correct, could cause its results to differ materially from historical results, or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates," and similar words. These statements may include, among others, plans, strategies, and objectives of management for future operations; any statements regarding proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing. The information contained in this release is as of the date of this press release. Except as otherwise expressly referenced herein or required by law, Ener-Core assumes no obligation to update forward-looking statements.

Media and Investor Relations:
MZ Group
Chris Tyson
Managing Director - MZ North America
Direct: 949-491-8235
ENCR@mzgroup.us
www.mzgroup.us